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                                                                    EXHIBIT 99.1

                                ROCK-TENN COMPANY
                        1993 EMPLOYEE STOCK PURCHASE PLAN
                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors                                          1

Statements of Financial Condition as of September 30, 2003 and 2002     2

Statements of Changes in Plan Equity for the three years ended
      September 30, 2003                                                3

Notes to Financial Statements                                           4

                         Report of Independent Auditors

Compensation and Options Committee of the Board of Directors
Rock-Tenn Company

We have audited the accompanying statements of financial condition of the Rock-Tenn Company 1993 Employee Stock Purchase Plan as of September 30, 2003 and 2002 and the related statements of changes in plan equity for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Rock-Tenn Company 1993 Employee Stock Purchase Plan at September 30, 2003 and 2002 and the changes in plan equity for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia
November 17, 2003

                                ROCK-TENN COMPANY
                        1993 EMPLOYEE STOCK PURCHASE PLAN
                        STATEMENTS OF FINANCIAL CONDITION

                                                      SEPTEMBER 30,
                                                     2003      2002
                                                   ------------------
Assets:
        Receivable from Rock-Tenn Company -
           (Notes 1 and 2)                         $588,078  $631,569

Liabilities and equity:
        Obligations to purchase Rock-Tenn Company
           common stock - (Notes 1 and 2)          $588,078  $631,569
        Plan equity                                      --        --
                                                   --------  --------

Total liabilities and equity                       $588,078  $631,569
                                                   ========  ========

                        See notes to financial statements

                                ROCK-TENN COMPANY
                        1993 EMPLOYEE STOCK PURCHASE PLAN
                      STATEMENTS OF CHANGES IN PLAN EQUITY

                                               YEARS ENDED SEPTEMBER 30,
                                          2003          2002          2001
                                       ----------------------------------------
Participant contributions              $ 3,408,835   $ 3,052,043   $ 2,398,240

Purchases of Rock-Tenn Company
        common stock - Note 1           (3,375,380)   (2,951,695)   (2,388,286)

Amounts refunded to Plan participants      (33,455)     (100,348)       (9,954)
                                       -----------   -----------   -----------

Plan equity at end of year             $        --   $        --   $        --
                                       ===========   ===========   ===========

                        See notes to financial statements

                                ROCK-TENN COMPANY
                        1993 EMPLOYEE STOCK PURCHASE PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN:

In 1993, the Board of Directors of Rock-Tenn Company (the "Company") adopted the Rock-Tenn Company 1993 Employee Stock Purchase Plan (the "Plan"). The Plan was effective beginning on January 1, 1994. Effective November 1, 2000, Amendment Number One increased the number of shares reserved for purchase under the Plan to 2,320,000.

The Plan permits eligible employees to make regular, systematic purchases of the Company's Class A common stock directly from the Company through payroll deductions. Substantially all regular, full-time employees of the Company and its subsidiaries are eligible to participate in the Plan upon completion of at least two years of employment as defined by the Plan. Voluntary employee contributions are deducted from participants' compensation each pay period and are held for the participants' accounts. All funds held by the Company under the Plan are included in the general assets of the Company.

On the first day of each of the four purchase periods (November 1, February 1, May 1 and August 1), participants in the Plan are granted an option to purchase shares of the Company's Class A common stock. On the last day of each purchase period (January 31, April 30, July 31 and October 31), the Company uses participant contributions, net of refunds, to purchase shares of the Company's Class A common stock for the participant. Contributions that exceed the plan provisions or the Internal Revenue Code limits are refunded to participants. The purchase price per share to the participant is equal to 85% of the market value, as defined, of the Company's Class A common stock on the first or last day of the purchase period, whichever amount is lower. For the purchase periods ending October 31, 2002, January 31, 2003, April 30, 2003 and July 31, 2003, there was a total of 310,976 shares of the Company's Class A common stock purchased for participants under the Plan. For the purchase periods ending October 31, 2001, January 31, 2002, April 30, 2002 and July 31, 2002, there was a total of 244,244 shares of the Company's Class A common stock purchased for participants under the Plan. For the purchase periods ending October 31, 2000, January 31, 2001, April 30, 2001 and July 31, 2001 there was a total of 293,554 shares of the Company's Class A common stock purchased for participants under the Plan. Stock certificates for all shares of the Company's Class A Common Stock purchased under the Plan are issued to participants at the end of each purchase period.

Any participant may terminate contributions and withdraw from the Plan at any time. Even though there are no current intentions to do so, the Board of Directors can terminate the Plan at any time. Stock purchase transactions in process at the time of such termination cannot be modified or canceled without the written consent of the participants.

                                ROCK-TENN COMPANY
                        1993 EMPLOYEE STOCK PURCHASE PLAN
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires Plan management to make estimates that affect the reported amounts of Plan assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in Plan equity during the reporting period. Actual results will differ from those estimates and the differences could be material.

Plan Administration

The Plan is administered by the Compensation and Options Committee of the Company's Board of Directors, which consists of three outside directors.

Plan Expenses

Administrative expenses of the Plan are paid by the Company.

NOTE 3 - FEDERAL INCOME TAXES:

The Plan qualifies as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986. Issuance of shares under this Plan are not intended to result in taxable income to participants in the Plan based on provisions in Section 423 of the Internal Revenue Code.